NEWS RELEASE

JEWETT-CAMERON TRADING COMPANY LTD.

Telephone: (503) 647-0110, Facsimile (503) 647-2272

Web: www.jewettcameron.com

NASDAQ – “JCTCF” and Toronto Stock Exchange – “JCT”

Jewett-Cameron Trading Company Ltd. reported Record Sales and Record Earnings for 2006.  Net Income is up over 250%.  The record year for Sales is the Company’s 5th straight and 3rd straight year for Net income growth over 100%.

North Plains, Oregon – Donald M. Boone, President and CEO of Jewett-Cameron Trading Company Ltd. (NASDAQ – “JCTCF” and Toronto Stock Exchange – “JCT”) today announced results of operations for the fiscal year ended August 31:

	Three Months Ended		Twelve Months Ended
	August 31,		August 31,
	2006	2005	2006	2005	2004	2003
Net Income	$610,101	$315,532	$2,338,720	$931,088	$567,140	$294,144
Basic Earnings Per Share	$0.40	$0.21	$1.53	$0.63	$0.39	$0.20

For the quarter ended August 31, 2006, the Company reported increased Revenue of $18,365,241, up $417,007 or 2 percent compared with $17,948,234 for the fourth quarter ended August 31, 2005. For the twelve months ended August 31, 2006, the Company reported Revenue of $76,096,037, up $1,478,576 or 2 percent compared with $74,617,461 for the twelve months ended August 31, 2005.

Our sales and earnings increases were driven by new product offerings in recent years with improved margins, reduced interest expense and a one time gain on sale of property of $0.6 million. Regarding the Company’s performance for the most recently completed fiscal year, Don Boone stated, “Our goals have been to continue to improve profitability and grow the business through additional product lines and improved margins.  The Company will step-up its focus in 2007 to increase awareness in Jewett Cameron.  As our Company has grown the last six years from Sales of $22 million to over $76 million our share price has not appreciated similar to our growth”.

Jewett Cameron’s operations are classified into four principle industry segments which are located in the United States: the sale of dimension lumber, building materials, greenhouses, general purpose storage shelters, kennels and metal fencing to home improvement centers and other retailers; the processing and sale of industrial wood and specialty products  to original equipment manufacturers; the sale of pneumatic air tools and industrial clamps in the United States; and, the processing and sale of agricultural seeds and grains in the United States.

The information contained in this release contains certain forward-looking statements that anticipate future trends or events.  These statements are based on certain assumptions that may prove to be erroneous and are subject to certain risks, including but not limited to, the uncertainties of the Company’s new product introductions, the risks of increased competition and technological change in the Company’s industry and other factors detailed in the Company’s SEC filings.  Accordingly, actual results may differ, possibly material, from the predictions contained herein.

For more information contact:

Donald M. Boone – President & CEO

Alexander B. Korelin - Director

Jewett – Cameron Trading Co. Ltd.

1-360-891-7114

(503) 647 -0110